CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the registration statement on Form N-1A (File No. 2-10816) ("Registration Statement") of our report dated September 14, 2004, relating to the financial statements and financial highlights appearing in the July 31, 2004, Annual Report of The George Putnam Fund of Boston, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
November 24, 2004